SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Amerityre Corporation (the “Company”) has confirmed the appointments of the following principal officers:

Gary N. Benninger	President and Chief Executive Officer
Michael Kapral	Vice President of Marketing
James G. Moore, Jr.	Vice President of Manufacturing Operations
Anders A. Suarez	Chief Financial Officer, Secretary/Treasurer

The Company has also announced the voluntary resignation of two directors, Fred Olson and David Brown, effective immediately.  Along with Louis M. Haynie, Henry D. Moyle, Frank Dosal, Wesley Sprunk, Steve Hanni and Gary N. Benninger, Mr. Olson and Mr. Brown were recently elected to the Board of Directors at the Company’s Annual Meeting of Shareholders held on December 5, 2008 in Henderson, Nevada.  However, the Company has determined to enact cost-cutting measures that included a reduction in board compensation and size.  In keeping with that decision, Mr. Olson and Mr. Brown each expressed willingness to resign from the board at this time.

Board members serve for one year terms from (approximately) December 1st to November 30th. Compensation for board members has been an aggregate of $22,000 consisting of an annual cash fee of $12,000 and a stock award valued at $10,000 (based on the closing market price on December 1st), plus in-person meeting fees of $1,000 per meeting. For the year December 1, 2008 to November 30, 2009, the board agreed to reduce the aggregate award by approximately 45% and take the remaining $12,000 entirely in stock (vesting quarterly during their term of service) in order to ease operating cash flow requirements.  The board also agreed to limit in-person meetings as reasonably possible to reduce meeting fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  December 16, 2008

AMERITYRE CORPORATION

By: /S/ Gary N. Benninger

Gary N. Benninger

Chief Executive Officer and President